UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2011

XPO LOGISTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32172	03-0450326
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

429 Post Road, Buchanan, Michigan 49107

(Address of principal executive offices)

(269) 695-2700

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Kent Renner as Senior Vice President, Chief Accounting Officer

On December 19, 2011, XPO Logistics, Inc. (the “Company”) appointed Kent R. Renner as the Senior Vice President, Chief Accounting Officer of the Company, effective January 5, 2012.

Mr. Renner, age 43, most recently served as global controller for GE Energy Services, Inc., a $16 billion revenue division of General Electric Company. Prior to that, he was assistant corporate controller for The Home Depot, Inc., and was senior manager with PricewaterhouseCoopers. Mr. Renner is a certified public accountant with a master’s degree in accounting from the University of North Carolina at Chapel Hill, and degrees in economics and business management from North Carolina State University.

Employment Agreement with Kent Renner

On December 19, 2011, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board of Directors”) of the Company approved, and the Company entered into, the employment agreement by and between the Company and Kent Renner (the “Employment Agreement”).

Term. Pursuant to the Employment Agreement, the term of Mr. Renner’s employment will begin on January 5, 2012 (the “Start Date”) and will end on September 2, 2016.

Title. Pursuant to the Employment Agreement, Mr. Renner will serve as the Senior Vice President, Chief Accounting Officer of the Company.

Salary and Annual Bonus. Pursuant to the Employment Agreement, Mr. Renner’s annual base salary will be $300,000. In addition, Mr. Renner will have the opportunity to earn a performance-based bonus each year targeted at 100% of his base salary based upon his achievement of performance goals as determined by the Compensation Committee.

Make-Whole Payment, Relocation and Housing Assistance. Under the Employment Agreement, in order to assist Mr. Renner in relocating his household and to compensate Mr. Renner for all benefits and payments that he forfeited when he ceased employment with his former employer, Mr. Renner will receive: (i) a cash payment equal to $150,000 (the “Make-Whole Payment”), which is payable no later than March 15, 2012, and (ii) in the event that Mr. Renner fails to sell his current primary residence or sells his current primary residence prior to purchasing a new primary residence, a monthly cash payment not to exceed $2,500 for up to six months (the “Relocation and Housing Payments”). The Relocation and Housing Payments, in the aggregate, will not exceed $15,000. In addition, the Make-Whole Payment will be reduced by an amount equal to any bonus that Mr. Renner receives from his former employer with respect to 2011. Mr. Renner generally must remain employed until the applicable payment date to receive the Make Whole Payment and each Relocation and Housing Payment.

Initial Equity Incentive Awards. Pursuant to the Employment Agreement, Mr. Renner is entitled to an award of 50,000 time-based restricted stock units (“Time-Based RSUs”) and an award of 37,500 performance-based restricted stock units (“Performance-Based RSUs”). The Performance-Based RSUs, together with the Time-Based RSUs, are referred to collectively as the “Awards”.

Subject to the Compensation Committee’s approval, the Awards will be made under, and will generally be subject to the terms of, the Company’s 2011 Omnibus Incentive Compensation Plan. The

Time-Based RSUs will vest, subject to Mr. Renner’s continued employment by the Company, in five equal installments beginning on September 2, 2012 and on each of the first four anniversaries thereof. The Performance-Based RSUs will vest, subject to the Company’s achievement of performance goals determined by the Compensation Committee, on the same schedule.

Benefits and Business Expense Reimbursement. Pursuant to the Employment Agreement, Mr. Renner is eligible to participate in the benefit plans and programs of the Company that are generally available to other members of the Company’s senior executive team and will be reimbursed for all reasonable and necessary business expenses incurred in the performance of his duties during the term.

Termination Events. The Employment Agreement provides that the Company may terminate Mr. Renner’s employment during the term with or without Cause (as defined in the Employment Agreement) and Mr. Renner may terminate his employment voluntarily with or without Good Reason (as defined in the Employment Agreement). Other than in the event of Mr. Renner’s death or disability, the severance payments described below are conditioned upon (1) Mr. Renner providing an irrevocable waiver and general release to the Company and (2) Mr. Renner’s compliance with the restrictive covenants contained in the Employment Agreement.

In the event that Mr. Renner dies or becomes disabled during the term or, either prior to a Change of Control (as defined in the Company’s 2011 Omnibus Incentive Compensation Plan) or more than one year following a Change of Control, the Company terminates Mr. Renner’s employment without Cause or if he resigns for Good Reason, he will be entitled to, in addition to accrued benefits, one year’s base salary (as in effect on the date of termination and paid in equal installments over the 12 months following the date of termination), plus any annual bonus that the Company has notified Mr. Renner in writing that he has earned prior to the date of termination but is unpaid as of the date of termination. In addition, Mr. Renner will be entitled to medical and dental coverage for a period of 12 months from the date of termination. In the event of a termination by the Company without Cause or by Mr. Renner for Good Reason, Mr. Renner is obligated to use his best efforts to secure other employment. In the event Mr. Renner secures other employment, the base salary payments, as well as the medical and dental benefits, will terminate.

In addition, if Mr. Renner dies or becomes disabled during the term, all unvested Awards will automatically vest. In the event Mr. Renner’s employment is terminated either by the Company without Cause or by Mr. Renner for Good Reason, a prorated portion of any unvested Awards outstanding and scheduled to vest on the next vesting date will vest (in the case of the Performance-Based RSUs, subject to achievement of applicable performance goals), and the balance of any Awards will be forfeited upon the date of termination.

If Mr. Renner’s employment is terminated by the Company for Cause or if Mr. Renner voluntarily resigns without Good Reason, he will not be entitled to any Awards that have not already vested, although he will be entitled to payment for any accrued benefits.

Change of Control. Pursuant to the Employment Agreement, in the event that, within one year following a Change of Control, the Company terminates Mr. Renner’s employment without Cause or Mr. Renner resigns for Good Reason, Mr. Renner will receive any accrued benefits and will also receive a lump-sum cash payment equal to three times the sum of (x) his base salary (as in effect on the date of termination) and (y) his target annual bonus (as in effect on the date of termination). In addition, Mr. Renner will generally receive any annual bonus that the Company has notified him in writing that he has earned prior to the date of termination but is unpaid as of such date and medical and dental coverage for a period of 36 months from the date of termination. In the event of a Change of Control that occurs while Mr. Renner is still employed by the Company, all outstanding Awards will automatically vest. If Mr. Renner’s employment is terminated without Cause prior to, and in anticipation of, a Change of Control, and the Change of Control actually occurs within six months following the termination, then Mr. Renner will receive payment for the Awards as if he had remained employed until the Change of Control.

Clawbacks. Pursuant to the Employment Agreement, Mr. Renner is subject to equity and annual bonus clawback provisions. If (1) Mr. Renner breaches the restrictive covenants contained in the Employment Agreement or engages in fraud or willful misconduct that contributes materially to any financial restatement or material loss to the Company or its affiliates or (2) the Company terminates Mr. Renner’s employment for Cause, then the Company may terminate or cancel any Awards granted to Mr. Renner by the Company (whether vested or unvested), and require him to forfeit or remit to the Company any amounts payable in respect of any Awards. In addition, in the case of fraudulent behavior, the Company may require Mr. Renner to repay any annual bonus previously paid to him, cancel any earned but unpaid annual bonus or adjust any future compensation so that Mr. Renner will only retain the amount that would have been payable to him after giving effect to the Company’s loss. In the case of a violation of a restrictive covenant or fraudulent behavior, the Company must act within six months of learning of the conduct. In the case of termination for Cause, the Company must act within six months of the termination.

Restrictive Covenants. Pursuant to the Employment Agreement, Mr. Renner is subject to non-solicitation, non-disparagement, confidentiality and non-competition covenants during the term of his employment. In addition, the non-solicitation covenant survives for three years following termination, the non-competition covenant survives for one year following termination by the Company without Cause or by Mr. Renner for Good Reason and for three years following any other type of termination, and the confidentiality and non-disparagement covenants are perpetual. The Company has the option to extend the non-competition period for up to two additional years following termination by the Company without Cause or by Mr. Renner for Good Reason, provided that the Company continues to pay Mr. Renner’s base salary as in effect on the date of termination during the extended non-competition period.

Item 8.01. Other Events.

On December 22, 2011, the Company issued a press release announcing the appointment of Kent R. Renner as the Senior Vice President, Chief Accounting Officer of the Company, effective January 5, 2012. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

99.1	Press Release, dated December 22, 2011, issued by XPO Logistics, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2011	XPO LOGISTICS, INC.

	By:	/s/ Gordon E. Devens
Gordon E. Devens
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press Release, dated December 22, 2011, issued by XPO Logistics, Inc.